Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the Class B Common Stock, par value $0.01 per share, of Fox Corporation is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.
Dated this 12th day of September 2025.

Cruden 2, LLC

By:	/s/ William P. Barr
Name: William P. Barr
Title: President

LGC Holdco, LLC

By: Cruden 2, LLC, Sole Manager

By:	/s/ William P. Barr
Name: William P. Barr
Title: President

By:	/s/ Michael Roberson
Michael Roberson

By:	/s/ Lachlan K. Murdoch
Lachlan K. Murdoch